Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick, SVP Corporate Secretary (631) 537-1001, ext. 7263

The Bridgehampton National Bank Announces Chief Operating Officer
Howard H. Nolan is Appointed Senior Executive Vice President and COO

(Bridgehampton, NY - June 12, 2006;  The Bridgehampton National Bank [the “Bank,” “BNB”], the wholly owned subsidiary of Bridge Bancorp, Inc. [the “Company”] [NASDAQ®/OTCBB: BDGE]) Thomas J. Tobin, President and Chief Executive Officer, together with the Board of Directors, today announced the appointment of Howard H. Nolan, CPA, CFE to the position of Senior Executive Vice President and Chief Operating Officer of The Bridgehampton National Bank, and Senior Executive Vice President of Bridge Bancorp, Inc.

Tom Tobin commented, “Howard Nolan is well-known by our Company, having served on our Board of Directors, and as Chairperson and Financial Expert of the Board’s Audit Committee since 2003. He is respected and valued for his commitment to outstanding achievement, his high ethical standards and his results orientation. Howard’s professional experience brings together the genre of finance, audit, management and banking. At Gentiva his responsibilities also included strategic planning and development and oversight of growth initiatives. We are pleased to welcome Howard as a member of our executive management team, and look forward to bringing his talents, strategic thinking and analytical and leadership skills into the mix.”

As a member of Bridgehampton National Bank’s executive management team, Mr. Nolan will report directly to Thomas J. Tobin, and will be responsible for oversight of the day to day management of the Company, senior staff, and strategic initiatives. Mr. Nolan will lead the team responsible for the Bank’s branch expansion as well as identifying and implementing other growth opportunities.

“I am excited to join the talented team of professionals at The Bridgehampton National Bank in this new capacity,” Mr. Nolan remarked. “The Bank has experienced tremendous growth over the past years, and has a long history of consistent, steady financial performance. Looking back, we have much to be proud of. The Bank maintains a reputation for service excellence, not only to its customers, but also to its community as a responsible corporate citizen.” Mr. Nolan continued, “I am eager to be part of the future of The Bridgehampton National Bank, and look forward to developing and implementing strategies for continued growth.”

Mr. Nolan will assume the COO position on June 26, 2006. He will remain a member of the Board of Directors, but will relinquish his position on the Board’s Audit Committee.

For the past six years, Howard Nolan served as Vice President, Finance of Gentiva Health Services, Inc. in Melville, New York, the nation’s largest home health services provider. His responsibilities included direction and oversight of the company’s financial reporting and budget process, evaluation of acquisition candidates and other strategic opportunities, and participation in Board and Audit Committee activities. Mr. Nolan also served as a member of several management and steering committees focused on compliance with the Sarbanes-Oxley Act and company policies. In 2005 he received Gentiva’s Pinnacle Gold Award for Outstanding Performance and Achievement, and in 2006 Mr. Nolan was appointed Treasurer of Gentiva. Prior to his current position, Mr. Nolan served as Gentiva’s Vice President and Chief Internal Auditor.

Mr. Nolan also brings previous bank management and public accounting experience to his position at BNB. During his six years at The Long Island Savings Bank, FSB, Mr. Nolan served as Vice President and Deputy Audit Director, and was appointed First Vice President and Director of Mortgage Servicing, directing mortgage servicing activities for an $8 billion portfolio, and overseeing a staff of ninety. From 1983-1992 Mr. Nolan served at KPMG Peat Marwick, LLP (“KPMG”), and for his last four years at KPMG, held the position of Senior Manager, Audit Practice, and participated in both Peer and Professional Practice reviews.

A 1982 summa cum laude graduate with a bachelor of business administration degree in accounting from Dowling College, Howard Nolan has achieved certifications in both Public Accounting and Fraud Examination.

Among his professional memberships and corporate governance associations are the American Institute of Certified Public Accountants, New York State Society of CPAs, The Institute of Internal Auditors (Audit Standards Committee Chairman 1999-2002, President 1994-1995, Founding Member of the Long Island Chapter), and the National Association of Certified Fraud Examiners. Mr. Nolan also serves as Audit Committee Chairman for Little Flower Children’s Services of New York.

Howard Nolan and his family reside in Medford, NY.

Founded in 1910, The Bridgehampton National Bank operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold and Westhampton Beach.

The Bridgehampton National Bank maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on eastern Long Island. BNB continues a rich tradition of involvement in the local community, supporting programs and initiatives that promote local businesses, the environment, education, healthcare, social services and the arts.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.